                                                                   EXHIBIT 12.2

MCN ENERGY GROUP INC. AND SUBSIDIARIES
COMPUTATION OF INTEREST COVERAGE RATIO
(Dollars in Thousands)

The following table sets forth the interest coverage ratio for MCN on a historical basis for the periods indicated. This ratio differs from the SEC prescribed "Ratio of Earnings to Fixed Charges" in its treatment of certain hybrid securities of MCN.

                                    Twelve Months      Twelve Months         Twelve Months     Twelve Months       Twelve Months
                                         Ended              Ended                Ended             Ended               Ended
                                    December 31, 1997  December 31, 1996   December 31, 1995  December 31, 1994   December 31, 1993
                                    -----------------------------------------------------------------------------------------------
EARNINGS AS ADJUSTED:
Pre-tax income (1)                   $   194,430        $   148,944         $    128,499       $   102,088         $   104,146
Nonrecourse debt                           1,609                 --                   --                --                  --
Interest capitalized                     (18,190)           (14,631)              (7,893)           (2,828)             (3,966)
Preferred dividend adjustment (2)         32,465             17,989                9,610            (1,982)             (1,164)
Pension costs                            (20,539)           (14,029)             (14,099)            2,018                 727
Postretirement costs                      11,411             13,586               19,460            28,855                  --
Interest rate charges                    103,840             89,136               67,120            53,442              44,351
                                     -----------        -----------         ------------       -----------         -----------
                                     $   305,026        $   240,995         $    202,697       $   181,593         $   144,094
                                     ===========        ===========         ============       ===========         ===========

INTEREST RATE CHARGES:
Interest expensed                    $    86,453        $    77,781         $     56,902       $    48,710         $    38,771
Interest capitalized                      18,190             14,631                7,893             2,828               3,966
Interest implicit in rentals               2,181              2,339                2,325             1,904               1,614
Nonrecourse interest                      (1,609)                --                   --                --                  --
Preferred dividends adjustment (3)        (1,375)            (5,615)                  --                --                  --
                                     -----------        -----------         ------------       -----------         -----------
                                     $   103,840        $    89,136         $     67,120       $    53,442         $    44,351
                                     ===========        ===========         ============       ===========         ===========

Interest Coverage Ratio                     2.94               2.70                 3.02              3.40                3.25
                                     ===========        ===========         ============       ===========         ===========

(1) Income from continuing operations before income taxes
(2) Preferred dividends expensed, adjusted to: exclude (a) dividends on the $100,000,000 of Single Point Remarketed Reset Capital Securities (SPRRCS) of MCN Financing VI, (b) dividends on the $100,000,000 of Private Institutional Trust Securities (PRINTS) of MCN Financing V and to include
    (c) interest on the $130,000,000 of 6.82% Series Medium-Term Notes, issued in conjunction with the $135,000,000 of 8% Preferred Redeemable Increased Dividend Equity Securities of MCN.
(3) Includes interest on $130,000,000 of 6.82% Series Medium-Term Notes less dividends on the SPRRCS and PRINTS.

================================================================================